EXHIBIT 16.1

October 20, 2021

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Creative Waste Solutions, Inc. (the Company) and, under the date of July 9, 2021, we reported on the consolidated financial statements of the Company as of and for the year ended September 30, 2019. On August 4, 2021 we received notification of our dismissal. We have read the Company’s statements included under item 4.01 of its Form 8-K dated August 5, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the audit committee of the board of directors. We are also not in a position to agree or disagree with the Company’s statement that AJSH & Co LLP was not consulted regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or the effectiveness of internal control over financial reporting, and neither a written report or oral advice was provided to the Company that AJSH & Co LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Very truly yours,

/s/ Fiorello & Partners, Inc.